Rider 1
1. Mr. Greenberg is a trustee of the C.V. Starr & Co., Inc. Trust (the "Starr Trust"). Mr. Greenberg may be deemed to be the beneficial owner of, and to have a pecuniary interest in, shares of AIG common stock held by the Starr Trust. Mr. Greenberg disclaims the beneficial ownership of, and any pecuniary interest in, the shares of AIG common stock held by the Starr Trust.

2. Mr. Greenberg owns 16.754% of the outstanding common stock of C.V. Starr & Co., Inc. ("Starr"). Mr. Greenberg may be deemed to be the beneficial owner of, and to have a pecuniary interest in, the shares of AIG common stock owned by Starr. Mr. Greenberg believes that any pecuniary interest he may have in the shares of AIG common stock held by Starr does not exceed the percentage of his common stock ownership of Starr. Accordingly, Mr. Greenberg has reported only his proportionate interest (i.e., 16.754%) of the transactions by Starr in AIG common stock. Mr. Greenberg disclaims the beneficial ownership of, and any pecuniary interest in, the shares of AIG common stock owned by Starr.

3. Starr has 1984, 1989 and 1994 Employee Stock Option Plans (the "Starr SOPs"), under which certain key employees of Starr are granted options with respect to shares of AIG common stock. As discussed in footnote 2 above, Mr. Greenberg may be deemed the beneficial owner of, and to have a pecuniary interest in, the shares of AIG common stock held by Starr, including those held by Starr which are used to satisfy exercises under the Starr SOPs.

As discussed in footnote 2 above, Mr. Greenberg believes that his pecuniary interest in the shares of AIG common stock held by the Starr SOPs is limited to 16.754%, and Mr. Greenberg disclaims beneficial ownership of, and any pecuniary interest in, the shares of AIG common stock held by Starr which are used to satisfy exercises under the Starr SOPs. On December 7, 2004, three individuals exercised options of AIG common stock with respect to 843 shares at an option price of $25.9852, 375 shares at an option price of $46.5333, 300 shares at an option price of $37.8667, 1,265 shares at an option price of $15.3087,and on December 8, 2004, one individual exercised options with respect to 50 shares at an option price of $61.30 and 50 shares at an option price of $47.

4. Starr maintains a 1972 Employee Stock Purchase Plan (the "Starr Purchase Plan"), under which employees of Starr are given the right to subscribe for shares of AIG common stock. As discussed in footnote 2 above, Mr. Greenberg may be deemed to be the beneficial owner of, and to have a pecuniary interest in, the shares of AIG common stock held by Starr, including the shares held by Starr which are used to satisfy rights under the Starr Purchase Plan.

As discussed in footnote 2 above, Mr. Greenberg believes that his pecuniary interest in the shares of AIG common stock held by the Starr Purchase Plan is limited to 16.754%, and Mr. Greenberg disclaims beneficial ownership of, and any pecuniary interest in, the shares of AIG common stock held by Starr which are used to satisfy rights under the Starr Purchase Plan.

5. Mr. Greenberg is a trustee of certain trusts for the benefit of his children and grandchildren. In addition, ownership of shares of common stock held by Mr. Greenberg's wife may be attributed to Mr. Greenberg. This transaction represents gifts of (i) 169 shares to the trust for the benefit of Anna B. Greenberg; (ii) 168 shares to the trust for the benefit of each of Julia B. Greenberg, Caroline B. Greenberg, Elizabeth R. Greenberg and Jacob D. Greenberg;
(iii) 154 shares to the trust for the benefit of Anabel L. Greenberg and (iv) 153 shares to the trust for the benefit of each of Matthew G. Greenberg and Aletta B. Greenberg. Mr. Greenberg disclaims the beneficial ownership of, and any pecuniary interest in, the shares of AIG common stock held by these trusts and by his wife.

6. Mr. Greenberg is a partner of various limited and general partnerships. Beneficial ownership of, and any pecuniary interest in, the shares of AIG common stock held by these partnerships is disclaimed.